Exhibit 2.1
               AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated December 30, 1997, and is by and between Nanotech Corporation, a Delaware corporation (the "Company"), Sensitron Acquisition Corp, a Utah Corporation ("SAQ"), and Sensitron Inc., a Utah corporation ("Sensitron").

                         R E C I T A L S

     WHEREAS, the shareholders of Sensitron ("Shareholders") own the shares of capital stock of Sensitron as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Sensitron (the "Sensitron Shares");

     WHEREAS,  the Company is a public company, required to file reports under
Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

     WHEREAS, the Company is the owner of all of the outstanding shares of SAQ; and

     WHEREAS, the Board of Directors of the Company, SAQ and Sensitron deem it advisable that the acquisition by the Company of Sensitron be effected through the merger (the "Merger") of Sensitron and SAQ pursuant to this Agreement and Articles of Merger; and

     WHEREAS, the Company desires to acquire all of the outstanding Sensitron shares for shares of Common Stock of the Company, in a transaction that qualifies under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Boards of Directors of the Company, SAQ and Sensitron intend that the Merger constitute a "reorganization" under Section 368(a)(2)(E) of the Code, and the infusion of assets to be a tax-free transfer under Section 351 of the Code and the rules and regulations of the Internal Revenue Service (the "IRS") promulgated thereunder, have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code, and the rules and regulations of the IRS promulgated thereunder, and intend that the Merger be treated as a tax free merger under the Code and the rules and regulations of the IRS promulgated thereunder.

                        A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  MERGER

     1.01 Merger. SAQ shall merge with and into Sensitron pursuant to the Utah Revised Business Corporation Act (the "Merger") and in accordance with the Articles of Merger among the Company, SAQ and Sensitron (the "Articles of Merger"), a copy of which is attached hereto as Exhibit 2. The Merger shall be effective on the date on which the Articles of Merger, or a conformed copy thereof, in substantially the form annexed hereto as Exhibit 2, has been filed with the Division of Corporations and Commercial Code of Utah, which filing shall take place upon Closing.

     1.02. Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Hand & Hand within 3 business days after the completion of the minimum offering described in Section 6.01. At Closing, and pursuant to the Articles of Merger, all outstanding Sensitron Shares shall be cancelled and in lieu thereof the Shareholders shall receive an aggregate of 9,827,779 shares of Company Common Stock (the "Company Shares"). The Merger shall be a "Reverse Triangular Merger" pursuant to Section 368 (a)(2)(E) of the Internal Revenue Code.

     1.03. Deliveries. Upon Closing, the parties are delivering the following documents:

        1.03(a).  The items and documents set forth in Sections 1.01 and 1.02.

        1.03(b).  The Company Shares described in Section 1.02

        1.03(c). The Company shall deliver the resignations of all of its current officers and directors, and a board resolution electing Doug Odom, Jeff Coleman and Donald M. Jackson, Jr. to the Board of Directors of the Company.

     1.04. Filings. Following with the Closing, the Company shall file the following documents:

        1.04(a). A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, any change of auditors, or other events required to be reported in such report.

        1.04(b). A Form 3 report of beneficial ownership with the U.S. Securities and Exchange Commission with respect to each director, executive officer or greater than 10% holder of Company Shares, signed by such director, executive officer or shareholder, as the case may be.

        1.04(c). A Schedule 13D with the U.S. Securities and Exchange Commission for each person who is required to file such form as a result of obtaining greater than 5% beneficial ownership of the Company's Common Stock as a result of the transactions contemplated by this Agreement.

        1.04(d). A Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware Secretary of State changing the name of the Company to "Sensitron, Inc." or a similar name as may be determined by the Board of Directors.

II.     REPRESENTATIONS AND WARRANTIES OF SENSITRON

     Sensitron represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

     2.01.  Organization.

        2.01(a). Sensitron is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah; Sensitron has the corporate power and authority to carry on its business as presently conducted; and Sensitron is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

     2.02.  Capitalization.

        2.02(a). The authorized capital stock and the issued and outstanding shares of Sensitron is as set forth on Exhibit 2.02(a). All of the issued and outstanding shares of Sensitron are duly authorized, validly issued, fully paid and nonassessable.

       2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Sensitron.

     2.03. Subsidiaries and Investments. Sensitron does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

     2.04. Financial Statements. The unaudited financial statements of Sensitron as of and for the period inception to October 31, 1997, including the unaudited balance sheet as of October 31, 1997 and the related unaudited statement of operations for the period then ended (the "Financial Statements") present fairly the financial position and results of operations of Sensitron, on a consistent basis. The financial records of Sensitron are of such a character and quality that an unqualified (except as to going concern) audit of the Sensitron Financial Statements may be performed within 75 days of the Closing.

     2.05. No Undisclosed Liabilities. To the best knowledge of Sensitron, other than as described in Exhibit 2.05 attached hereto, Sensitron is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

     2.06. Absence of Material Changes. Since October 31, 1997, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

       2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Sensitron, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

       2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of Sensitron, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Sensitron relating to their authorized or issued capital stock; or

       2.06(c). any change or amendment to the Articles of Incorporation of Sensitron.

     2.07.     Litigation.   Except as set forth in Exhibit 2.07 attached
hereto, to the best knowledge of Sensitron there is no litigation, proceeding or investigation pending or threatened against Sensitron affecting any of its properties or assets against any officer, director, or stockholder of Sensitron that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Sensitron or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     2.08. Title To Assets. Sensitron has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

     2.09. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Sensitron, and any officer, director, or stockholder of Sensitron, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

     2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Sensitron, or any agreement, contract or instrument to which Sensitron is a party or by which it or any of its assets are bound.

     2.11. Disclosure. To the actual knowledge of Sensitron, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Sensitron in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     2.12. Authority. Sensitron has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Sensitron and, other than the approval by the Shareholders of Sensitron described in Section 6.04, no other corporate proceedings on the part of Sensitron are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Sensitron as follows, as of the date of this Agreement and as of the Closing:

     3.01.  Organization.

       3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

       3.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Sensitron that have not also been delivered to Sensitron.

     3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 666,666 shares are outstanding, (including the convertible note mentioned in Section 6.02) and 1,000,000 shares of preferred stock, none of which is outstanding. The Company shareholders have approved an increase in the authorized common stock up to 100,000,000 shares. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the merger issuance of Company Shares, a forward stock split described in Section 6.02, and the placement described in Section 6.01, the capitalization of the Company shall be 15,827,779 shares of common stock.

     3.03. Subsidiaries and Investments. Other than SAQ, the Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization. SAQ is newly organized and has no liabilities or assets.

     3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

     3.05.     No Undisclosed Liabilities.  Other than as described in Exhibit
3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

     3.06.     Litigation.   There is no litigation, proceeding or
investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

     3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

     3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Sensitron and are complete and correct and include all amendments, supplements or modifications thereto.

     3.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

     3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

     3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Sensitron and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.13. Financial Statements. The financial statements of the Company set forth in its Form 10K-SB for the year ended March 31, 1997 and its Form 10-QSB for the quarter ended September 30, 1997 present fairly the financial position and results of operations of the Company, on a consistent basis.

     3.14. Absence of Material Changes. Since September 30, 1997, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

       3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

       3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Sensitron relating to their authorized or issued capital stock.

       3.14(c). any amendment to the Certificate of Incorporation of the Company.

     3.15     Securities Law Compliance

       3.15(a)     The Company's common stock is registered under Section
12(g) of the Exchange Act pursuant to a Form 10-SB which became effective on August 16, 1994. The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 13 or other provisions of the Exchange Act. Such filed reports and materials do not contain any misstatements of material facts, nor do they omit any material information required to be stated therein or necessary to prevent the statements therein from becoming misleading.

       3.15(b)     The currently outstanding common stock of the Company was
issued pursuant to valid exemptions from registration under the Securities Act of 1933 pursuant to Regulations D or S promulgated thereunder. The currently outstanding common stock of the Company was issued pursuant to valid exemptions from registration under the securities laws of the states and foreign jurisdictions where the offerings of such common stock occurred.

       3.15(c)     To the best knowledge of the Company, all officers,
directors and 5% or greater beneficial owners of the Company have complied with their obligations under Sections 13(d) and 16 of the Exchange Act, and have done so in a timely fashion since April 1, 1995.

       3.15(d)     To the best knowledge of the Company, neither the Company
nor any promoter, officer, director or 5% or greater beneficial owner of the Company is subject to the disqualifications described in Section 230.262 of Regulation A promulgated under the Securities Act of 1933, nor are proceedings pending or threatened which would, if adversely decided, result in any such disqualification.

IV.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants of the Company and Sensitron contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

     5.01. Conditions to Obligation of Sensitron. The obligations of Sensitron under this Agreement shall be subject to each of the following conditions:

       5.01(a). The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

       5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

       5.01(c). All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

       5.01(d).     The fulfillment of the obligations of the Company
(including the sale of the minimum offering of 2,666,666 shares) set forth in Sections 6.01. and 6.03.

     5.02. Conditions to Obligations of the Company. The obligation of the Company under this Agreement shall be subject to the following conditions:

       5.02(a). The representations and warranties of Sensitron herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Sensitron shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

       5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

       5.02(c). All statutory requirements for the valid consummation by Sensitron of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Sensitron of the transactions contemplated by this Agreement shall have been obtained.

       5.02(d)     The fulfillment of the obligations of Sensitron set forth
in Section 6.04.

VI.     CERTAIN AGREEMENTS

     6.01. Transfer of Assets. The Company shall immediately commence the preparation of a private placement memorandum to issue or sell 4,000,000 shares of Common Stock, at a (post-split) net price of $.75 per share, which one half of the shares may be subscribed for with shares of a public company acceptable to Sensitron (the "Securities"). The infusion of cash and securities in this placement is intended to qualify as a tax-free transaction under Section 351 of the Code. The minimum offering shall be for 2,666,000 Shares, of which no less than 2,000,000 shall have been sold for cash. The Company and Sensitron intend to use these funds to pay indebtedness ($800,000), pay accrued taxes of $160,000, purchase equipment ($450,000) and for technology development ($1,590,000). The Company shall rely on information provided by Sensitron in the preparation of such private placement memorandum. Sensitron agrees to indemnify the Company and persons who control the Company for any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to Sensitron; provided that such statement or omission was made in reliance on information provided in writing. The Company agrees to indemnify Sensitron and persons who control Sensitron for any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to the Company; provided that such statement or omission was made in reliance on information provided in writing. The parties acknowledge, however, that it is the position of the Securities and Exchange Commission that indemnification for liabilities under the federal securities laws is against public policy and is unenforceable.

     6.02. Forward Stock Split. Immediately prior to the Closing, Jehu Hand shall convert his note payable into 242,066 (pre-split) shares of common stock and the Company shall effect a 3 for 1 forward stock split, resulting in approximately 2,000,000 Shares outstanding.

     6.03. Reporting Requirements. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

     6.04. Shareholder Approval. Sensitron shall submit the Merger to its Shareholders for approval, and the Company shall approve the Merger as the sole shareholder of SAQ. The Closing is subject to not more than 10% of the Sensitron shareholders electing dissentor's rights under the Utah Revised Business Corporation Act. The Board of Directors of Company, prior to the Closing, will reserve sufficient shares of Company Common Stock for issuance pursuant to the terms of the Articles of Merger and take such other action as is necessary in connection therewith.

     6.05. Escrow. As described above, Company Shares may be subscribed for in the private placement for Securities rather than cash (the "Contingent Shares"). The Company and Sensitron agree that the Contingent Shares shall not be deemed issued unless the Company realizes at least the private placement price of $.75 per Contingent Share on sale of the Securities. The Securities and the Contingent Shares shall be placed in an escrow at a mutually agreeable location. On request of the investors from time to time, Securities shall be released from escrow to the Company to be sold within 48 hour of their release. The Company shall notify the escrow agent of the net proceeds received from such sale, and the Contingent Shares shall be released to the investors on the basis of $.75 of net proceeds per Contingent Share. Any Securities remaining in escrow after release of all the Contingent Shares shall be returned to the investors. Any Contingent Shares remaining in escrow after the sale of all the Securities shall be cancelled. In the event that the escrow account contains both unsold Securities and Contingent Shares on February 15, 1998, the Company, may in its absolute discretion, either (i) sell the Securities and issue Contingent Shares to the investors on the basis of $.75 of net proceeds per Contingent Share, or (ii) retain the Securities at their market value (which shall be deemed to be the closing bid price of the Securities on February 13, 1998) and release or cancel the remaining Contingent Shares as if the Securities had been sold at such market price. Unless otherwise agreed by the investors, any release or cancellation of Contingent Shares shall be prorated among all investors tendering Securities of a given issuer.

VII.     MISCELLANEOUS

     7.01. Finder's Fees, Investment Banking Fees. Neither Sensitron nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

     7.02. Tax Treatment. The transactions contemplated hereby are intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Code and as a tax free transfer under Section 351 of the Code. The Company and Sensitron acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

     7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

     7.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

     7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

     7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.09. Governing Law. This Agreement shall be governed by the laws of the State of California (excluding conflicts of laws principles) applicable to contracts to be performed in the State of California.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

NANOTECH CORPORATION                    SENSITRON, INC.


By: /s/ Jehu Hand                       By: /s/ Douglas M. Odom
    -------------                           -------------------
Name:  Jehu Hand                        Name:  Douglas M. Odom
Title: President                        Title: President



SENSITRON ACQUISITION CORP.


By: /s/ Jehu Hand
    -------------
Name:  Jehu Hand
Title: President